Exhibit 10.3

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (this “Fifth Amendment”) made and entered into as of the 13th day of May, 2022, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as "Borrowers"), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC Bank USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 22, 2020, that certain Second Amendment to Loan and Security Agreement dated as of December 30, 2020, that certain Third Amendment to Loan and Security Agreement dated as of May 13, 2021, and that certain Fourth Amendment to Loan and Security Agreement dated as of September 24, 2021, each by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (collectively, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, among other things, (a) decrease the Total Revolving Loan Commitment from $25,000,000 to $20,000,000, (b) modify the Appliable Rate, (c) modify certain financial covenants, (d) modify certain reporting requirements, and (e) waive the Existing Default, as hereinafter defined (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Fifth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this Fifth Amendment.

I.Definitions.

A.Use of Defined Terms.  Except as expressly set forth in this Fifth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.Amended Definitions.  Effective as of the Fifth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement, respectively:

Applicable Margin shall mean, for any day, the margin set forth below, it being understood that the Applicable Margin for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Applicable Margin", (ii) the Unused Line Fee shall be the percentage set forth under the column "Unused Line Fee Applicable Margin", and (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Letter of Credit Fee Applicable Margin”:

Base Rate Applicable Margin	Unused Line Fee Applicable Margin	Letter of Credit Fee Applicable Margin
2.00%	0.375%	2.50%

Eligible Inventory Sublimit shall mean, as of the Fifth Amendment Effective Date, $12,500,000.00, or such higher or lower number as may be determined by Administrative Agent in its sole and absolute discretion.

Maximum Loan Amount shall mean Twenty Million and No/100 Dollars ($20,000,000.00).

Total Revolving Loan Commitment shall mean an amount equal to Twenty Million and No/100 Dollars ($20,000,000.00) except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Required Lenders in their sole discretion.

C.New Definition.  Effective as of the Fifth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

Fifth Amendment Effective Date shall mean May 13, 2022.

II.Amendments to Loan Agreement.  Effective as of the Fifth Amendment Effective Date, the Loan Agreement is hereby amended as follows:

A.Weekly Reports. Section 9.1 of the Loan Agreement is hereby amended by deleting Section 9.1 in its entirety and substituting therefor the following:

“9.1Weekly Reports.

(a)Each Borrower shall deliver to Administrative Agent and each Lender an executed loan report and certificate in Administrative Agent's then current form at least once each week, which shall be accompanied by copies of such Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period.  Such report shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts. Provided average Excess Availability for the immediately preceding 30 day period is equal to or exceeds Five Million and no/100 Dollars ($5,000,000), the reports set forth in this Section 9.1(a) can be provided monthly and shall be due within ten (10) days after the end of each month.

(b)Each week, on or before the third Business Day of such week, each Borrower shall deliver to Administrative Agent a report detailing such Borrower’s Liquidity as of the last day of the immediately preceding week, in form and with such specificity as is satisfactory to Administrative Agent.”

B.Fixed Charge Coverage.  Section 14 of the Loan Agreement is hereby amended by deleting Section 14 in its entirety and substituting therefor the following:

“SECTION 14FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below. For the avoidance of doubt, the Consolidated Fixed Charge Coverage Ratio shall no longer be tested after the Fiscal Quarter ended March 31, 2022.

14.1[Reserved].

14.2Minimum Liquidity.

Loan Parties shall not permit Liquidity at any time to be less than (i) at all times from the Fifth Amendment Effective Date through and including June 29, 2022, $1,000,000, or (ii) at all times from and after June 30, 2022, $2,500,000, tested weekly as of the last day of each week.

14.3[Reserved].

14.4Capital Expenditure Limitations.

Loan Parties and their Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $2,500,000.00 during any Fiscal Year.”

C.Annex 1.  Annex 1 to the Loan Agreement is hereby deleted and replaced with Annex 1 attached to this Fifth Amendment.

III.Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this Fifth Amendment:

A.Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, the following documents, each of which shall be in form and substance acceptable to the Administrative Agent and the Lenders:

(i)a Note of even date herewith, payable by Borrowers to the order of CIBC in the original principal amount of $20,000,000.00; and

(ii)such other agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B. No Default or Event of Default exists under the Loan Agreement, as amended by this Fifth Amendment, or any of the other Loan Documents other than the Existing Default;

C.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D.There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV.Organizational Information.

A.Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the Fifth Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Fifth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) other than Stevia CA, each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

B.As soon as available, but no later than five (5) Business Days after the Fifth Amendment Effective Date, Stevia CA shall deliver to Administrative Agent a certificate issued by the Secretary of State of the State of California evidencing the existence and good standing of Stevia CA in California.

V.Waiver of Existing Default.  The Loan Parties hereby acknowledge and agree that (a) the following Event of Default exists under the Loan Agreement (the “Existing Default”): the Loan Parties failed to satisfy the Consolidated Fixed Charge Coverage Ratio covenant for the period ending March 31, 2022, in violation of Section 14.1 of the Loan Agreement; and (b) as a result of such Event of Default, Administrative Agent and the Lenders have the right to immediately exercise such of their rights and remedies pursuant to the Loan Agreement and the other Loan Documents as they deem appropriate.  Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that no Event of Default currently exists other than the Existing Default set forth above.  Subject to the Loan Parties’ full and timely satisfaction of the conditions precedent set forth in this Fifth Amendment, Administrative Agent and the Lenders hereby waive the Existing Default; provided that such waiver shall not be or be deemed to be a waiver of any other Event of Default, whether now existing or hereafter arising or occurring, including, without limitation, any future Event of Default arising under Section 14.1 or Section 14.2 of the Loan Agreement, other than the Existing Default for the time periods set forth above.

VI.Conflict.  If, and to the extent, the terms and provisions of this Fifth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Fifth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Fifth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Fifth Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VII.Severability. Wherever possible, each provision of this Fifth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Fifth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Fifth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VIII.Reaffirmation.  Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

IX.Fees, Costs and Expenses.

A.Contemporaneously herewith, Borrowers shall pay Lender a fully earned, non-refundable amendment fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

B.Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Fifth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

X.Reservation of Rights.  Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise.  Nothing contained in this Fifth Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

XI.Choice of Law.  This Fifth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XII.Counterparts.   This Fifth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Fifth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Fifth Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XIII.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

XIV.WAIVER AND RELEASE OF CLAIMS.  IN CONSIDERATION OF ADMINISTRATIVE AGENT’S AND EACH LENDER’S EXECUTION AND DELIVERY OF THIS FIFTH AMENDMENT, EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY, INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES ADMINISTRATIVE AGENT, EACH LENDER, THEIR PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM (EACH A “RELEASED PARTY”), OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS, OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH ANY BORROWER OR ANY OTHER LOAN PARTY HERETOFORE, NOW OR FROM TIME TO TIME HEREAFTER OWNS, HOLDS OR HAS BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS FIFTH AMENDMENT FROM, RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE OBLIGATIONS, THIS FIFTH AMENDMENT, BORROWERS’ OR ANY OTHER LOAN PARTY’S BANKING OR CASH MANAGEMENT RELATIONSHIP WITH ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER RELEASED PARTY OR ANY MATTERS RELATING TO ANY OF THE FOREGOING.

[signature pages follow]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this Fifth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By /s/ Elizabeth Horton Elizabeth Horton, Chief Financial Officer	SEED HOLDING, LLC, a Nevada limited liability company By /s/ Elizabeth Horton Elizabeth Horton, Manager

STEVIA CALIFORNIA, LLC, a California limited liability company By /s/Elizabeth Horton Elizabeth Horton, Manager

[Signature page to Fifth Amendment to Loan and Security Agreement]

20481008

CIBC BANK USA,

as Administrative Agent and as a Lender

By:      /s/ Jennifer Kempton
Name: Jennifer Kempton

Title:   Managing Director

[Signature page to Fifth Amendment to Loan and Security Agreement]

20481008

ANNEX 1 – COMMITMENTS

Lender	Revolving Loan Commitment	Percentage
CIBC BANK USA	$20,000,000.00	100.000000000
Total	$20,000,000.00	100.000000000